Exhibit 10.9

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DEVELOPMENT AND SUPPLY AGREEMENT

THIS DEVELOPMENT AND SUPPLY AGREEMENT (this “Agreement”) is made as of this 29th day of November, 2010 (the “Effective Date”) by and between Kythera Biopharmaceuticals, Inc. having a principal place of business at 27200 West Agoura Road, Calabasas, California 91301 (“Kythera”) and Hospira Worldwide, Inc., having a principal place of business at 275 North Field Drive, Lake Forest, Illinois, 60045, (U.S.A.) (“Hospira”).

WITNESSETH:

WHEREAS, Kythera owns rights to the compound ATX-101, an injectable adipolytic agent intended for the reduction of small volumes of localized fat, and wishes to develop and market ATX-101 in a flip top vial;

WHEREAS, Kythera and Hospira desire that Hospira assist Kythera in the development and commercial supply of ATX-101; and

WHEREAS, after Kythera has received an approved new drug application (NDA) or Marketing Application from relevant Regulatory Authorities, the parties desire that Hospira manufacture and sell to Kythera its full requirements of ATX-101.

WHEREAS, Kythera desires to engage Hospira to perform fill and finish services with respect to Kythera’s ATX-101 pharmaceutical product (“Product”); and

WHEREAS, Hospira desires to perform such services for Kythera with respect to the Product.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, Kythera and Hospira agree as follows:

ARTICLE 1. DEFINITIONS

The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below:

1.1                                      “Active Pharmaceutical Ingredient” or “API” shall mean the active pharmaceutical ingredient of the Drug in bulk form that Kythera shall deliver to Hospira for incorporation into the Product and meeting the applicable Active Pharmaceutical Ingredient Specifications.

1.2                                      “Active Pharmaceutical Ingredient Specifications” shall mean the detailed description and parameters of the API set forth in Exhibit 1.2.

1.3                                      “Affiliate” means, with respect to a party, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such party. As used in this Agreement, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.4                                      “Applicable Law” shall mean all laws applicable to the manufacture, processing, and distribution of the Product, including, without limitation, the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder; the Canadian Food and Drugs Act (R.S., chapter F-27) and related regulations; all applicable cGMP; and all other corresponding laws, ordinances, rules and regulations of any other applicable jurisdiction.

1.5                                      “Business Day” shall mean a day which is not a Saturday or Sunday or a bank or public holiday in Los Angeles, California, Chicago, Illinois or McPherson, Kansas.

1.6                                      “Certificate of Analysis” means a document, signed by an authorized representative of Hospira, describing the Product Specifications of and testing methods applied to the Product, and the results thereof.

1.7                                      “Certificate of Compliance” means a document, signed by an authorized representative of Hospira, attesting that a particular batch of Product was manufactured in accordance with cGMP, Applicable Law, and the Product Specifications. The Certificate of Compliance may be included within the Certificate of Analysis, or separately, if required by Kythera for regulatory purposes or Applicable Law.

1.8                                      “cGMP” shall mean those principles and guidelines of good manufacturing practices as set forth in 21 C.F.R. Parts 210 and Part 211; Canadian Good Manufacturing Practices (GMP) Guidelines, 2009 Edition (GUI-0001); the ICH Guideline on Good Manufacturing Practice for Active Pharmaceutical Ingredients (ICH Q7A); and the corresponding requirements of each other applicable jurisdiction.

1.9                                      “Commercial Year” shall mean a period of twelve (12) consecutive months which, for the first Commercial Year of this Agreement, shall commence on the first day of the month after the month of Kythera’s first bona fide sale of the Product to a non-Affiliate customer after the Product has received a regulatory approval from any Regulatory Authority, and each Commercial Year thereafter shall consist of twelve (12) consecutive months following the end of the preceding Commercial Year.

1.10                                “Components” means the excipients and all components or component parts of the flip top vial into which the Drug will be filled, and the labeling, packaging, ancillary goods, shipping materials and other items to be supplied by Hospira or Hospira’s Components supplier(s) to manufacture the Product in accordance with the Specifications.

1.11                                “Confidential Information” shall mean all information disclosed hereunder in writing and identified as being confidential or, if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is summarized in writing within

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

thirty (30) days of such disclosure and identified as being confidential, except any portion thereof which:

(a)                                  is known to the recipient at the time of the disclosure, as evidenced by its written records or other competent evidence;

(b)                                 is disclosed to the recipient by a third person lawfully in possession of such information and not under an obligation of nondisclosure;

(c)                                  is or becomes patented, published or otherwise part of the public domain through no fault of the recipient;

(d)                                 is developed by or for the recipient independently of Confidential Information disclosed hereunder as evidenced by the recipient’s written records or other competent evidence; or

(e)                                  is required by law to be disclosed by the recipient, provided, however, that the recipient gives the other party hereto prompt notice of such legal requirement such that such other party shall have the opportunity to apply for confidential treatment of such Confidential Information.

1.12                                “Drug” shall mean the human pharmaceutical ATX-101, an injectable adipolytic agent intended for the reduction of small volumes of localized fat.

1.13                                “FDA” means the United States Food and Drug Administration or any successor organization.

1.14                                “HPFBI” means the Health Products and Food Branch Inspectorate of Health Canada.

1.15                                “Placebo Product” shall mean a form of the Product intended for human use and manufactured fully in accordance with the Product Specifications, but without the inclusion of the Drug. For purposes of this Agreement, the term Product shall include Placebo Product, unless the context specifically requires otherwise.

1.16                                “Product” shall mean the Drug in final dosage form, packaged in a flip top vial, meeting the Product Specifications.

1.17                                “Product Specifications” shall mean those product, labeling and performance specifications for the Product filed with the relevant Regulatory Authority, including Product formula, labeling, and materials required for the manufacture of the Product that is to be purchased and supplied under this Agreement, as such are set forth in Exhibit 1.17, which specifications may be amended from time to time by the written agreement of the parties.

1.18                                “Regulatory Authority” shall mean any federal, state or local or other regulatory agency, department, bureau or other governmental entity, including the FDA, which is

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport, sale and use of the Product in any applicable regulatory jurisdiction.

1.19                                “Specially Regulated Waste” shall mean any hazardous waste, toxic waste, medical waste, nuclear waste, mixed waste, or other waste materials or by-products, including waste water, which may be subject to or require special handling, treatment, storage, or disposal under any federal, state or local laws or regulations intended to address such types of waste materials that arise from the manufacture of the Product.

1.20                                “Territory” shall mean Canada and the United States of America (including Puerto Rico all other United States Territories and Possessions). The parties may amend this definition by mutual agreement to include additional countries and/or geographical areas of the world.

1.21                                “Third Party” shall mean a party other than Hospira or Kythera and their respective Affiliates.

1.22                                “Waste” shall mean all rejects, improper goods, garbage, refuse, remainder, residue, waste water or other discarded material, including solid, liquid, semisolid, or contained gaseous material that arises from the manufacture of the Product, including but not limited to, rejected, excess or unsuitable materials, API and Products. The term Waste shall not include any Specially Regulated Waste.

ARTICLE 2. PRODUCT DEVELOPMENT PROJECT

2.1                                      General.  Promptly following the Effective Date, the parties shall undertake a product development project (“Project”) consisting of the development activities set forth in Exhibit 2.1. Under the Project, Hospira shall assist Kythera to develop the Product and to obtain the required NDA or equivalent approval(s) in the various countries where Kythera intends to market, promote and sell the Product. Hospira then shall manufacture and deliver Product to Kythera for sale by Kythera as a human pharmaceutical product.

2.2                                      Commercially Reasonable Efforts.  Each party shall use all commercially reasonable efforts to successfully complete the Project. However, the parties understand and agree that neither of them can guarantee that the Project will be successful, nor warrant that a marketable product will result from the Project.

ARTICLE 3. DEVELOPMENT FEES; PROJECT MANAGEMENT

3.1                                      Development Fee.  Kythera shall pay to Hospira a non-refundable development fee (the “Development Fee”) for its work under the Project in accordance with the payment schedule set forth in Exhibit 3.1. In the event that either of the parties terminates this Agreement prior to its term in accordance with Article 10, Kythera will pay to Hospira that portion of the Development Fee that represents: (a) the development work Hospira has completed and for

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

which payment has not yet been received; and (b) on a pro rata basis, all development work that Hospira has undertaken but not yet completed as of the date of notice of termination. In addition, Kythera shall reimburse Hospira for all of its out-of-pocket costs related to any non-cancelable commitments for raw materials, components and services that Hospira has undertaken as part the Project.

3.2                                      Stability Studies.  If so requested by Kythera, Hospira will perform stability studies (“Stability Work”) separate and apart from the Project. Hospira will invoice Kythera for its actual costs for the Stability Work as set forth in Exhibit 3.2.

3.3                                      Changes in Project.  If Kythera requests changes in the Project or the Product Specifications, or if reasonably unforeseeable technical difficulties beyond the control of Hospira require that Hospira perform either additional work or repeat work, and such additional work or repeat work is not required due to Hospira’s fault or negligence, Hospira shall provide Kythera with cost estimates for such work. If Kythera approves such costs, Hospira shall perform such work and Kythera shall pay Hospira’s costs for such work within thirty (30) days of delivery of a valid invoice for such work.

3.4                                      Technical Contact.  Each party will appoint a “Technical Contact” having primary responsibility for day-to-day interactions with the other party for the activities under the Development Project. During the term of this Agreement, each party will use all commercially reasonable efforts to maintain continuity of its respective Technical Contact to assure the efficient and timely completion of all development work under the Project and effective commercial manufacture of the Product. In the event that a party does make a change to its Technical Contact, it will: (a) use all reasonable efforts to provide the other party with at least thirty (30) days prior written notice of such change; and (b) ensure that the new Technical Contact is made familiar with the background, technical details and current status of the Project or other on-going activities. All communications between Hospira and Kythera regarding the conduct of the activities under the Development Project will be addressed to the party’s relevant Technical Contact.

3.5                                      Development Supplies.  Based on Kythera’s final Product formulations, concentration and fill volume and the parties’ agreement to the final Product Specifications, Hospira will manufacture the Product as engineering batches, clinical batches, and registration/stability batches and Placebo Product batches (“Development Supplies”) at the prices set forth in Exhibit 3.5. The parties acknowledge that Development Supplies include material utilized for the development purposes such as clinical trial product and stability testing material, but do not include materials intended for commercial sale in the market. Kythera shall issue a purchase order for any such Development Supplies at least one-hundred twenty (120) days before the requested delivery date. If Kythera requests Hospira to manufacture additional clinical batches of the Product and Placebo Product, Hospira shall do so on substantially similar terms and conditions applicable to development supplies.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4. KYTHERA’S REGULATORY SUBMISSIONS

4.1                                 Regulatory Review.

(a)                                  Hospira shall review those portions of Kythera’s proposed regulatory submissions relating to Hospira’s manufacturing or packaging procedures before the submissions are filed with relevant Regulatory Authorities. Hospira shall complete its review of any English-language submissions within thirty (30) Business Days after receipt. The parties will agree on the time required for Hospira’s review of submissions in other than English language without translation, which will extend Hospira’s review period for the purpose of providing a reasonable period for document translation.

(b)                                 Hospira shall consult with and advise Kythera in responding to questions from Regulatory Authorities regarding Kythera’s submission(s) for the Product, provided that Kythera shall have the final control over such submissions. Hospira shall provide Kythera with cost estimates for any additional review and consultation as may be required by Regulatory Authorities (for example, for technical responses to a Regulatory Authority finding of deficiency, should one arise). If Kythera approves such costs in writing, Kythera shall reimburse Hospira for such additional activities at the rate of Two Hundred Fifty United States Dollars ($US 250.00) per hour per person. Kythera shall be the sole owner of any regulatory submission filed pursuant to this Agreement. Kythera shall provide to Hospira for its files a final copy of the Chemistry, Manufacturing and Controls (“CMC”) section of any such regulatory submission(s).

4.2                                 Access to Drug Master Files.  Hospira shall grant Kythera reference rights to all Drug Master Files (“DMFs”) necessary to support Kythera’s applications for regulatory approval of the Product. To affect this, Hospira shall execute certain documentation (“Letters of Authorization”) which shall be delivered to the appropriate Regulatory Authorities permitting such Regulatory Authorities to consult Hospira’s DMFs in their review of Kythera’s Product regulatory submissions. Hospira shall send copies of such Letters of Authorization to Kythera. Hospira shall update its DMFs annually and shall inform Kythera prior to any modifications thereto in order to permit Kythera to amend or supplement any affected regulatory submissions and filings for Product.

4.3                                 User Fees.  Kythera shall pay any Regulatory Authority user fees which may become payable for the Product.

ARTICLE 5. MANUFACTURE AND SUPPLY OF PRODUCT

5.1                                 Purchase and Sale of Product.  Pursuant to the terms and conditions of this Agreement and for the term of this Agreement, Hospira shall manufacture, sell and deliver Kythera’s requirements for the Product in those quantities set forth in Kythera’s applicable Purchase Orders.

(a)                                  Clinical Supply.  Subject to the terms and conditions of this Agreement, during the term of this Agreement, Hospira agrees to manufacture and sell, and Kythera agrees to buy, its requirements of the Product and Placebo Product for Phase III clinical batches, media

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

runs and engineering batches (“Initial Runs”), as specified on purchase orders to be placed by Kythera in accordance with the provisions of Article 6. If Kythera requests Hospira to manufacture additional clinical batches of the Product and Placebo Product, Hospira shall do so on substantially similar terms and conditions applicable to the Initial Runs.

(b)                                 Commercial Supply.  Upon successful completion of Kythera’s clinical trials, Hospira will manufacture commercial Product, for Kythera’s marketing, promotion, sale and use in the Territory, in accordance with the terms of this Agreement and at the commercial prices set forth herein. Kythera agrees that for the first three (3) Commercial Years, Hospira will be the sole manufacturer of the Product for Kythera, having the right and obligation to manufacture one hundred percent (100%) of Kythera’s total annual requirements of commercial Product to be marketed, distributed and sold in the Territory. Beginning with the fourth (4th) Commercial Year, and thereafter, throughout the term of this Agreement, Kythera agrees that Hospira shall have the right and obligation to manufacture no less than seventy-five percent (75%) of Kythera’s total annual Product requirements in the Territory in accordance with the terms of this Agreement and at the commercial prices set forth herein; provided, however, that of such seventy-five (75%) requirement, Hospira will have the exclusive right and obligation to Manufacture the [*] of Product.

5.2                                 Manufacturing Standards.  Hospira shall manufacture Product in accordance with the Product Specifications. The parties may amend the Product Specifications from time to time by written agreement without amending this Agreement.

5.3                                 Government Approvals.  Hospira agrees to manufacture and supply those quantities of Products requested in firm purchase orders by Kythera that are necessary to validate Hospira’s manufacturing facilities, obtain regulatory approval(s) and build Kythera’s inventory in anticipation of commercial launch of the Product and Kythera shall be required to pay for such Product irrespective of whether the Product ultimately receive all necessary Regulatory Authorities’ approvals.

5.4                                 Active Pharmaceutical Ingredient

(a)                                  Supply of API.

(i)                                Hospira shall manufacture Product for Kythera from API that Kythera shall supply to Hospira at no cost. Kythera shall supply API to Hospira in quantities sufficient to satisfy Hospira’s gross manufacturing requirements of Product no later than thirty (30) days prior to the date of manufacture. Hospira’s use of API received from Kythera shall be limited to development contemplated by this Agreement and the manufacture of Product for Kythera. Kythera shall deliver API, DDP (Incoterms 2000) for deliveries originating outside the United States, Hospira’s manufacturing facility at McPherson, Kansas, USA, pursuant to no-cost purchase orders that Hospira issues to Kythera.

(ii)                             Within thirty (30) calendar days of Hospira’s receipt of any API supplied by Kythera hereunder, Hospira shall: (A) perform an identification test on the API and confirm the shipment quantity; and (B) notify Kythera of any inaccuracies with respect to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

quantity or of any claim that any portion of the shipment fails the identification test. In the event Hospira notifies Kythera of any deficiency in the quantity of API received, Kythera shall promptly ship to Hospira, at Kythera’s own expense, the quantity of API necessary to complete the API shipment. In the event Hospira notifies Kythera that the API shipment does not conform to the Active Pharmaceutical Ingredient Specifications, Kythera shall have the right to confirm such findings at Hospira’s manufacturing location.

(iii)                          If Kythera determines that such shipment of API conformed to the Active Pharmaceutical Ingredient Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conformed to the Active Pharmaceutical Ingredient Specifications, Hospira shall bear all expenses of shipping and testing such shipment samples. If Kythera or such independent laboratory confirms that such shipment did not meet the Active Pharmaceutical Ingredient Specifications, Kythera shall replace, at no cost to Hospira, the portion of the API shipment which does not conform to the Active Pharmaceutical Ingredient Specifications and bear all expenses of shipping and testing the shipment samples.

(b)                                 Title.  Kythera shall retain title to the API while it is in the Hospira facility. Subject to the provisions of Section 5.4(c), Hospira shall assume responsibility and risk for the safekeeping, appropriate storage and handling for all shipments of API delivered hereunder and accepted by Hospira.

(c)                                  Loss and Replacement of API.  In the event of loss or damage of any API delivered hereunder or the failure of Product to meet Product Specifications, Kythera shall supply to Hospira replacement API according to the terms set forth in Section 5.4(a). If loss or damage requiring replacement of the API results from the negligence, willful omission or intentional act of misconduct by Hospira in the storage or handling of the API or the manufacture of the Product, Kythera shall supply to Hospira replacement API, and Hospira shall be responsible for the cost of the replacement API equal to Kythera’s purchase cost/kg (as evidenced by Kythera’s invoices).

(d)                            Maximum Liability.  Hospira will insure all stocks of API that Kythera reasonably delivers to Hospira under Section 5.4(a) in accordance with the coverage provisions of Section 12.9. Notwithstanding any of the foregoing, in no event shall Hospira’s liability for API replacement set forth in Section 5.4(c) resulting from a failure of Hospira to manufacture the Product in accordance with the Product Specifications, cGMP or Applicable Law exceed [*] United States Dollars ($US [*]) per occurrence (per batch). This Section 5.4(d) states Kythera’s sole remedy, and Hospira’s sole liability, with respect to any claim arising hereunder for any manufacturing loss or damage of API by Hospira.

5.5                                 Facilities; Equipment; Costs.

(a)                                  Resources; Staff and Equipment.  Hospira agrees to provide sufficient resources in order to meet Kythera’s requirements for the Product including, without limitation, the provision of all equipment, machinery and labor with appropriate experience and training.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Maintenance of Facility.  During the term of this Agreement, Hospira shall maintain the McPherson facility, and all personal property, equipment, machinery, systems, intangibles and contract rights in use at such facility in the ordinary course of business, in compliance with cGMPs and Applicable Laws.

(c)                                  Validation.  Hospira will complete, or ensure the completion of, validation of its equipment, facilities, cleaning processes, and general manufacturing equipment as required by cGMPs and any other applicable regulatory requirements as may be required from time to time. Hospira will routinely assemble and retain, or ensure the assembly and retention of, validation/qualification documents and validation summary reports pertaining to the manufacturing activities for a period of time as agreed under the Technical & Quality Agreement (as defined in Section 7.3) and will provide copies thereof to Kythera.

(d)                                 Dedicated Equipment.  The parties anticipate that certain specialized and dedicated equipment will be required to manufacture Product for Kythera. The list of such equipment and Hospira’s estimates of the equipment purchase cost is attached in Exhibit 5.5. Hospira shall obtain firm quotes from one or more equipment manufacturers and advise Kythera of the overall costs to be incurred in connection with the purchase of such equipment. After Kythera approves such costs, which approval shall not be unreasonably withheld, Hospira shall install and validate the equipment and bill Kythera for the associated costs. Kythera shall make payment to Hospira no later than thirty (30) days after Kythera receives a valid invoice from Hospira. Title to the equipment shall be in Kythera’s name. Hospira shall use such equipment only to manufacture Product for Kythera; provided, however, that if Hospira wishes to use such equipment for manufacture of any product(s) other than the Product, Hospira and Kythera shall meet and discuss the technical and practical ramifications of such use and appropriate compensation to Kythera.

5.6                                 Components.  Hospira shall be responsible for the procurement and qualification of the Components required for the manufacture of the Product. Hospira will source all of the Components from suppliers that have been approved and qualified by Hospira in accordance with Hospira’s internal vendor qualification and approval processes. The parties understand and agree that Kythera will have reviewed and approved the Components and Component suppliers listed in the Product Specifications. Under no circumstances shall Hospira have any liability to Kythera, nor shall Hospira be deemed to be in breach of this Agreement, if Hospira is unable to supply the Product to Kythera due to a failure of such suppliers to provide such Components to Hospira if such failure is not the result of negligence on the part of Hospira.

5.7                                 Product Labeling.

(a)                                  Hospira’s Obligations.  Except for clinical supplies of Product, which Hospira will supply as nude, unlabeled vials, Hospira shall label the Product in accordance with the Product Specifications using content provided by Kythera. Kythera shall control the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product and shall have the responsibility, at Kythera’s expense, for: (i) ensuring such content is compliant with regulatory approvals and all Applicable Law; and (ii) any changes or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

supplements to such content, including the expense of securing any approvals required any applicable Regulatory Authority for any such changes or supplements. Hospira shall be responsible for obtaining such labels (and any changes or supplements thereto) in accordance with the content specified by Kythera.

(b)                                 Labeling Changes.  Any changes to the labeling and packaging shall be communicated to Hospira in writing at least seventy-five (75) days prior to the desired implementation date together with the required documentation specifying the content to be included in the labeling and packaging, including all necessary photo-ready art (or its substantial equivalent). Kythera shall reimburse Hospira for Hospira’s actual costs of making any changes under this Section 5.7(b) and for the cost of any labeling that Hospira is unable to use due to such changes.

5.8.                              Off-Site Waste.  If necessary, Hospira shall hire, direct and pay all costs for a waste contractor to remove all Waste from Hospira’s manufacturing facility for Product consistent with the Product’s Material Safety Data Sheets (“MSDS”). The costs associated with the removal of Specially Regulated Waste shall be borne by Kythera. Hospira shall only dispose of Specially Regulated Waste at sites and through waste management vendors that have been approved in writing by Kythera, whose approval shall not be withheld unreasonably. Hospira shall document the destruction of any Specially Regulated Waste in writing and provide copies of such written documentation to an authorized representative of Kythera. Kythera maintains the right, but not the obligation, to witness the actual disposal of Specially Regulated Waste. Kythera shall, upon request by Hospira, provide the MSDS for the API and the MSDS for the Product to Hospira.

5.9.                              Delivery.  Hospira shall ship the Product to Kythera, EXW (Incoterms 2000), Hospira’s manufacturing plant at McPherson, Kansas, USA. Title to and risk of loss over the Product shall pass to Kythera at the time the Product is made available to Kythera’s designated carrier at the loading dock of Hospira’s McPherson facility. Hospira shall not ship any Product until both Hospira and Kythera have released such Product pursuant to the Product Specifications and/or the Technical & Quality Agreement. All freight, handling, insurance, duties, taxes and shipping expense will be borne by Kythera.

5.10.                        Price and Payment.

(a)                                  Price.  Hospira shall invoice Kythera for Product delivered by Hospira at the prices set forth in Exhibit 5.10. Prices are firm through December 31, 2011. Beginning January 1, 2012 and on each succeeding January 1st during the term of this Agreement, Hospira shall have the right to increase the price of the Product. Price increases shall be effective for deliveries beginning January 1 of each calendar year. Such increases shall not exceed the lower of: (i) the annual percentage increase for the most recent twelve (12) month period for which figures are available in the Product Price Index, Pharmaceutical Preparations, Ethical (Prescription), commodity code PCU325412, issued by the Bureau of Labor Statistics, U.S. Department of Labor, or (ii) four and one-half percent (4.5%).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                            Payment.  Hospira shall invoice Kythera upon shipment of Product.  Kythera shall make payment net thirty (30) days from the date of receipt of Hospira’s invoice.

(c)                             Taxes.  Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold pursuant to this Agreement, and all government license filing fees and Prescription Drug User (PDUFA) annual establishment fees with respect to all Product shall be paid by Kythera.

(d)                            Process Rework.  Process rework to the extent created as a result of Kythera’s changes (e.g., labeling changes) shall be billed separately at a reasonable fee to be mutually agreed by the parties in writing.

(e)                             Sub-Lots.  Should Kythera desire Hospira to split a manufacturing lot of Product into several sub-lots during packaging, there will be a split fee of [*] U.S. Dollars (US $[*]) for each sub-lot packaged.

(f)                               Storage Fee.  Kythera will use all commercially reasonable efforts to take delivery of all Product from Hospira’s McPherson facility no later than thirty (30) days after Hospira’s release of the Product. After such time, a storage fee of One Thousand U.S. Dollars ($US 1,000) per pallet per month or any part thereof shall be due and payable to Hospira. Hospira shall be liable for any loss or damage to the Product resulting from Hospira’s negligence, willful omissions or intentional acts of misconduct; provided, however, that if Kythera has not taken delivery of the Product more than ninety (90) days after Product release, then Hospira shall not be liable for any loss or damage occurring to the Product for any reason, including Hospira’s willful omissions or intentional acts of misconduct and irrespective of the payment of the storage fee.

5.11.                             Inspection; Nonconforming Shipment.

(a)                             Certificate of Analysis.  Hospira will include a Certificate of Analysis with each batch of Product confirming that the Product has been manufactured in conformity with the Product Specifications and all Applicable Laws.

(b)                            Inspection; Rejection.  Kythera shall have a period of thirty (30) days from the date of its receipt of a shipment of Product to inspect and reject such shipment for nonconformance with the Product Specifications. If Kythera rejects such shipment, it shall promptly so notify Hospira and provide to Hospira samples of such shipment for testing. If Hospira tests such shipment and determines that it did conform to the Product Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent laboratory for testing.

(c)                             Testing.  If such independent laboratory determines that the shipment conformed to the Product Specifications, Kythera shall bear all expenses of shipping and testing

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such shipment samples. If Hospira or such independent laboratory confirms that such shipment did not meet the Product Specifications, Hospira shall replace, at no cost to Kythera, that portion of the Product shipment which does not conform to the Product Specifications, and shall bear all expenses of shipping and testing the shipment samples. Kythera shall dispose of any nonconforming portion of any shipment as directed by Hospira, at Hospira’s expense.

(d)                                 Replacement; Disposition of Rejected Product.  Hospira shall use its best efforts to replace, at no cost to Kythera, that portion of the Product which does not conform to the Product Specifications as soon as reasonably practicable, as jointly determined by the parties, given manufacturing capacities and scheduling at the McPherson facility. Any nonconforming portion of any shipment shall be disposed of as directed by Kythera, at Hospira’s expense.

(e)                                  Deemed Acceptance; Latent Defects.  Any Product that Kythera does not reject pursuant to this Section 5.11 shall be deemed accepted, and all claims with respect to Product not conforming with Product Specifications shall be deemed waived by Kythera, except as to latent defects which are not discoverable by the exercise of ordinary diligence and reasonable care, render the Product not conforming to Product Specifications, and are solely caused by Hospira. The parties shall consult to confirm the cause of the latent defect. If it is confirmed that the cause of the defect is solely attributable to Hospira, (including, without limitation, latent defects in Components supplied by Hospira or by Hospira’s Component Suppliers), then Hospira will replace at no cost to Kythera all such defective Product with Product that meet the Product Specifications, subject to the limitations of Section 5.4(d).

5.12.                        Notification of Adverse Effects.  Hospira shall advise Kythera within two (2) Business Days of any information arising out of its manufacturing activities that may have direct and adverse regulatory, compliance and/or reporting consequences concerning the Product.

5.13.                        Continuous Improvements.  Hospira shall use reasonable commercial efforts to identify any opportunity to reduce the cost of manufacturing (“Cost Reduction Program”) the Product, and shall notify Kythera of such cost reduction opportunities. Kythera and Hospira agree to confer in good faith to capitalize on such opportunities by sharing in the cost of implementation. Any cost savings realized from the Cost Reduction Program shall be shared in proportion to each party’s financial contribution to such program’s development and implementation costs.

ARTICLE 6. ORDERS AND FORECASTS

6.1                                 Non-Binding Estimate; Initial Order Date.  Upon filing its NDA for the Product, Kythera shall provide Hospira with a written estimate of Kythera’s requirements of the Product to be delivered by Hospira for the first Commercial Year. Hospira acknowledges that such quantities are estimates only and are nonbinding.

6.2                                 Three Year Product Supply Forecast.  For capacity planning purposes, by no later than six (6) months in advance of the anticipated date of Drug Product approval by a Regulatory Authority or Kythera’s desired Product availability date, Kythera shall provide

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Hospira with a written forecast of Kythera’s estimated annual requirements of Product for the first three (3) calendar years. Thereafter, by September 1st of each calendar year Kythera shall update such rolling three-year forecast of its requirements of Product for the period commencing on January 1st of the next calendar year. Upon receipt of each rolling three-year estimate, Hospira shall by January l st of each calendar year, provide Kythera a written acceptance of the estimate and accordingly plan to allocate its annual capacity to manufacture Product for Kythera, or subject to Section 5.1(b), a written rejection, of the three-year forecast. Any such written acceptance shall constitute Hospira’s Product supply commitment (“Product Supply Commitment”) for each of the calendar years covered by the forecast. If Kythera issues and Hospira accepts, a subsequent three (3) -year forecast covering one or more previously covered calendar years, such subsequent forecast shall constitute Hospira’s Product Supply Commitment for such calendar year(s). In the event Hospira rejects a three (3) -year forecast, Hospira and Kythera shall meet as soon as possible to discuss in good faith the quantities of Product that Hospira could provide during each of the three (3) calendar years covered by the forecast. Any such amount shall be agreed to in writing.

6.3                                 Rolling Forecast.  Concurrent with the placing of its first commercial order, and on the first day of each calendar month thereafter, Kythera shall provide to Hospira a good faith, estimated rolling forecast of the quantity of Product that Kythera expects to order for the coming eighteen-month period of time (each, a “Rolling Forecast”). The first six (6) months of each Rolling Forecast shall be considered a binding commitment upon Kythera to purchase quantities described therein and a binding commitment upon Hospira to produce and deliver such quantities on the delivery dates described therein (“Firm Order Period”). The last twelve (12) months of each Rolling Forecast shall be non-binding upon the parties.

6.4                                 Purchase Orders.  On or before the first day of each calendar month, Kythera shall submit a purchase order (“Purchase Order”) to Hospira. Kythera shall submit each Purchase Order to Hospira at least one hundred twenty (120) days prior to the requested delivery date of the Product. Hospira shall use its commercially reasonable efforts to meet the delivery dates set forth in each Purchase Orders. Each Purchase Order shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any terms or conditions contained in a Purchase Order that are inconsistent or in conflict with this Agreement shall be deemed not to be a part of such purchase order.

6.5                                 Purchase Order Acceptance.  Within thirty (30) days after receipt of a Purchase Order issued in accordance with Section 6.4, Hospira shall confirm to Kythera its acceptance of the Purchase Order, delivery date(s), the quantity of Product ordered and the purchase price to be paid by Kythera. Hospira may reject, in whole or in part, a Purchase Order only if it calls for the delivery of Product: (a) for which sufficient quantities of API have not been delivered by Kythera or its designee in accordance with Section 5.4; or (b) less than one hundred and twenty (120) days before the first requested delivery date of Product.

6.6                                 Additional Quantities.  Should Kythera order quantities of Product in excess of twenty-five percent (25%) over the latest Firm Order Period, Hospira shall use commercially

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reasonable efforts fill such orders; provided, however, that Hospira shall not be required to supply any Product in excess of the aggregate applicable annual Product Supply Commitment.

6.7                                 Minimum Purchase Requirement.  By September lst, Kythera shall provide a forecast for the next calendar year. Kythera hereby agrees to purchase from Hospira in each Commercial Year a percentage of its annual forecast of the Product in accordance with the provisions of this Section 6.7 (“Minimum Purchase Requirement”). The percentage shall be calculated on the number of units of Product in the first year in the most recent three-year Product supply forecast that Kythera provides to Hospira pursuant to Section 6.1. Kythera’s Minimum Purchase requirements are as follows: (i) in the first Commercial Year, none (requirement waived); (ii) in the second Commercial Year, fifty percent (50%) of the forecasted amount; and (iii) in the third Commercial Year and in each Commercial Year thereafter, seventy-five percent (75%) of the forecasted amount. In lieu of Kythera taking delivery of the all of the Minimum Purchase Requirement, Kythera shall have the option to pay for the shortfall of the Minimum Purchase Requirement at the prices set forth in Exhibit 5.10 and waive Hospira’s manufacture and delivery obligations for Product. In the latter event, Hospira shall invoice Kythera for the amount payable, and Kythera shall pay Hospira within thirty (30) days after receipt of Hospira’s invoice. Notwithstanding anything of the foregoing, all Product paid for by Kythera shall count towards the Minimum Purchase Requirement including, without limitation, any payments made in the event of Firm Order cancellation pursuant to Section 6.8(b). For purposes of clarity, the annual forecasted amount upon which Kythera’s annual Minimum Purchase Requirement is based shall correspond to Hospira’s Product Supply Commitment for such year.

6.8                                 Purchase Order Changes; Cancellations

(a)                             Changes.  If Kythera requests that changes be made to any of its Purchase Orders within the Firm Order period, Hospira shall attempt to accommodate such changes within reasonable manufacturing capabilities and efficiencies. If Hospira can accommodate such changes, Hospira shall advise Kythera of any costs associated therewith. If Kythera indicates in writing to Hospira that it should proceed to make the changes, Kythera shall be deemed to have accepted the obligation to pay Hospira for such costs. If Hospira cannot accommodate such change, Kythera shall nonetheless be bound to its original Purchase Orders.

(b)                            Cancellations.  Kythera shall have the following obligations in the event it cancels or materially postpones a Purchase Order for those Product quantities exceeding the Minimum Purchase Requirement:

(i)                                if notice of cancellation is delivered within ten (10) days or less of the scheduled manufacturing date(s), Kythera shall pay one hundred percent (100%) of the purchase price of the Product ordered on the cancelled Purchase Order;

(ii)                             if notice of cancellation is delivered not less than eleven (11) days and not more than thirty (30) days from the scheduled manufacturing date(s), Kythera shall pay fifty percent (50%) of the purchase price of the Product ordered on the cancelled Purchase Order;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)                          if notice of such cancellation is delivered thirty-one (31) days and not more than ninety (90) days from the scheduled manufacturing date(s), Kythera shall pay ten percent (10%) of the purchase price of the Product ordered on the cancelled Purchase Order; and

(iv)                         if notice of such cancellation is delivered ninety-one (91) days or more from the scheduled manufacturing date(s), Kythera shall not be responsible for any fees for such cancellation/postponement.

Furthermore, if Kythera does not supply sufficient API to allow Hospira to fulfill any Purchase Order or acts in any other manner to effectively interfere with Hospira’s ability to perform, which shall be deemed to be a breach of this Agreement, Kythera shall remain liable for the full amount of the Purchase Order, regardless of whether Hospira manufactures the Product or whether Kythera takes delivery of the Product.

6.9                                 Shortage of Supply; Risk Mitigation.

(a)                             Shortage of Supply.  In the event that Hospira is unable to manufacture the Product in accordance with Kythera’s Purchase Orders, Hospira shall notify Kythera promptly. If the inability is not: (i) caused by an event of force majeure; (ii) attributable in whole or in part to Kythera’s acts or omissions or breach of its obligations under this Agreement; or (iii) attributable in whole or in part to Component suppliers’ acts or omissions, then Hospira shall be solely responsible for undertaking all commercially reasonable measures to minimize any possible shortage of Product to Kythera as a result of its manufacturing issues. If Hospira cannot undertake such measures promptly, then either party may request that the Technical Contacts convene a meeting to discuss possible remedial action, which may include a reduction in Kythera’s Minimum Purchase Requirements for the applicable Contract Year.

(b)                            Risk Mitigation.  Should Kythera commit to purchase and take delivery of its total requirements of the Product in the Territory exclusively from Hospira, and as further provided in Section 12.1(b), and if requested by Kythera, authorized personnel of each party will meet and discuss measures for planning and implementing manufacturing redundancies at one or more of Hospira’s manufacturing facilities. Such redundancies may include, without limitation, the qualification of additional filling lines or other equipment for the manufacture of the Product. The parties shall mutually determine the procedures, methods, means and timing of the qualification process, it being understood and agreed that Hospira will be responsible, at its own cost, for carrying out all of the necessary technical transfer activities as set forth in Exhibit 2.1, with appropriate amendments as may be agreed by the parties. Kythera will be responsible for all other costs of qualification, including, without limitation, the providing of no-cost supplies of API as may be required by Hospira. The parties agree that in the event that another of Hospira’s facilities is qualified as a commercial manufacturing site, all terms of this Agreement, including Product prices, shall remain in effect.

(c)                             Third Party Qualification.  Notwithstanding the foregoing, nothing in this Section 6.9 shall preclude Kythera from qualifying an alternate Third Party contract

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

manufacturer to provide fill and/or finishing services for the Product; provided that Kythera will be responsible for all of its own costs and expenses, will not disclose or use any of Hospira’s Confidential Information for such purposes and otherwise complies all of its obligations under this Agreement.

ARTICLE 7. QUALITY

7.1                                 Consents.  Hospira shall obtain all licences, approvals and other consents (“Consents”) for which it is responsible for the manufacture and supply of the Product under the terms of this Agreement. At all times, Hospira shall maintain and comply with all Consents which may from time to time be required by any Regulatory Authority having jurisdiction over its activities and its McPherson facility and otherwise obtained by Hospira to permit the performance of its obligations under this Agreement. In the event any Consent held by Hospira relating to the McPherson facility or Hospira’s ability to manufacture Product is suspended or revoked, or Hospira has material restrictions imposed upon it by any Regulatory Authority affecting the Product or the McPherson facility, Hospira shall promptly notify Kythera and shall provide a schedule of compliance and such other information related thereto as may be reasonably requested by Kythera.

7.2                                 Quality Control.  Hospira shall apply its quality control procedures and in-plant quality control checks on the manufacture of Product for Kythera in the same manner as Hospira applies such procedures and checks to products of similar nature manufactured for sale by Hospira. In addition, Hospira will test and release Product in accordance with the test methods described in Exhibit 7.2 to ensure that Product conforms to the Product Specifications. The parties may change the test methods and Product Specifications from time to time by mutual agreement.

7.3                                 Technical & Quality Agreement.  The parties shall enter into a Technical & Quality agreement substantially in the form of the agreement attached hereto as Exhibit 7.3 within one-hundred and twenty (120) days following the Effective Date.

7.4                                 Audit Rights

(a)                             General Audit.  Upon sixty (60) days prior written notice to Hospira, Kythera shall have the right to have representatives visit the McPherson facility during normal business hours to review Hospira’s manufacturing operations relating to the Product and assess its compliance with cGMP and quality assurance standards and to discuss any related issues with Hospira’s manufacturing and management personnel. Hospira shall provide Kythera with copies of Hospira’s manufacturing records relating to the Product for the purposes of assuring Product quality and compliance with agreed-upon manufacturing procedures. Such general audits shall: (a) be limited to not more than two (2) auditors designated by or representing Kythera; (b) last for not more than two (2) days; and (c) may be conducted not more than one (1) time per calendar year.

(b)                            For Cause Audits.  Kythera shall also have the right to conduct “for-cause” audits to address significant product or safety concerns, such as significant deviations or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

other like issues, as discovered through Product failures related to Hospira’s manufacture of the Product. Product failures would include issues related to stability out of specification, sterility, and labeling or container integrity. Kythera shall notify Hospira in writing in advance of the audit and thereafter, Kythera and Hospira shall mutually determine the timing of the audit. Each for-cause audit shall be limited to two (2) auditors for no more than two (2) days, except if the parties mutually agree that a longer for-cause audit period is necessary.

7.5                                 Regulatory Authorities; Inspections.

(a)                             Regulatory Authority Inspections.  Hospira shall allow audits conducted by Regulatory Authorities related to the manufacture of the Product, which may be required by such Regulatory Authorities. Hospira agrees to cooperate with the Regulatory Authorities in connection with any such audit or inspection. Hospira will promptly (but in any event within two (2) Business Days) notify Kythera upon receipt of a notice in connection with any such audit or inspection, and will, to the extent permitted by Regulatory Authorities’ practices, allow Kythera to be present at the McPherson facility during such audit or inspection.

(b)                            Notices; Responses.  Hospira will notify Kythera of all relevant portions of any Regulatory Authority notice of observations or violations, but only to the extent that such notice relates to a material aspect of the safety, efficacy or quality of the Product, the McPherson facility, or other issues that would adversely impact Hospira’s performance under this Agreement. In such case, Hospira will provide Kythera copies of any FDA 483(s) and Establishment Inspection Reports, and its responses thereto, which Hospira may redact to protect its own Confidential Information or that of its other customers. Hospira shall use its commercially reasonable efforts to correct all identified deficiencies in a timely manner and advise Kythera periodically of progress being made, as well as when all deficiencies have been corrected.

(c)                             Additional Inspections;  Fees. In the event that the parties agree to amend the definition of the Territory to include countries or geographical areas other than the United States and Canada, and if other relevant Regulatory Authorities request or require audits of the McPherson facility in connection therewith, Hospira shall be entitled to charge an additional fee of [*] United States Dollars ($US [*]) per each such Regulatory Authority inspection.

7.6                                 Confidential Information in Audits.  Audits by Kythera or its designees may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to third parties, including, but not limited to, the FDA, unless required by law and only then upon prior written notice to Hospira.

7.7                                 Persons-in-the-Plant.  Hospira will permit up to two (2) employees of Kythera to have reasonable access to the McPherson facility to observe and consult with Hospira during active manufacturing of the Product. During such visits, Kythera personnel will abide by all Hospira policies regarding Persons-in-the-Plant. Kythera will provide Hospira with sufficient

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

advance notice of any requests for such persons-in-the-plant visits that Hospira may make appropriate arrangements.

7.8                                 Notification of Complaints.

(a)                             Adverse Reaction Reporting.  As provided in the Technical & Quality Agreement, Hospira shall promptly forward to Kythera any and all information reported to Hospira relating to any adverse experience, whether expected or unexpected, relating to the use of the Product.

(b)                            Product Complaints.  Kythera shall notify Hospira promptly of any Product complaints involving Hospira’s manufacture or packaging in sufficient time to allow Hospira to evaluate the complaints and assist Kythera in responding to such complaints.

7.9                                 Failed Batch.  In accordance with the Technical & Quality Agreement, Hospira shall investigate, and cooperate fully with Kythera in investigating, any batch of the Product that fails to comply with cGMP or fails to meet the Specifications or any Regulatory Authority requirements. Hospira shall keep Kythera informed of the status of any investigation and, upon completion of the investigation, shall provide Kythera with a final written report describing the cause of the failure and summarizing the results of the investigation.

7.10                           Product Recalls.

(a)                             In the event: (i) any Regulatory Authority or other national government authority issues a request, directive or order that Product be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) Kythera or Hospira reasonably determines that Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall.

(b)                            In the event that such recall results from the breach of Hospira’s express warranties under Section 8.2(a) or (b), Hospira agrees that it shall be responsible for promptly replacing the quantity of Product that was recalled at no cost to Kythera or reimbursing Kythera for the cost of the Product that was recalled. In addition, Hospira agrees that it shall be responsible for the administrative expenses of any recall, provided, however, that Hospira shall not pay more than [*] United States Dollars ($US [*]) per recall, For purposes of this Agreement, the administrative expenses of the recall shall include, but not be limited to, the expenses of notification and destruction or return of the recalled Product, and any costs associated with the distribution of the replacement Product, but shall not include lost profits of either party, nor the cost to replace API in excess of the limitations stated in Section 5.4(d). In the event that the recall does not result from the breach of Hospira’s express warranties under this Agreement, Kythera shall be responsible for the expenses of the recall.

7.11                           Records, Retained Samples and Storage.  Hospira shall retain samples and maintain records from each batch or lot of the Product for a period of time required by Applicable Laws for record keeping, testing and regulatory purposes or as specified in the Technical & Quality Agreement. When storing API, any non-conforming API, Waste, or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Specially Regulated Waste, Hospira shall comply with and maintain all storage facilities in compliance with the API Specifications and in accordance with cGMP and Applicable Laws.

ARTICLE 8. WARRANTIES; COVENANTS AND INDEMNIFICATION

8.1                                 Kythera’s Warranties.  Kythera represents and warrants that:

(a)                             the API delivered to Hospira pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, (“Act”) or within the meaning of any other Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce;

(b)                            the API supplied to Hospira hereunder shall have been manufactured in accordance with all applicable cGMP (including ICH Q7A) and meets the API Specifications set forth in Exhibit 1.2;

(c)                             all Specifications, including API Specifications and Product Specifications Kythera provides to Hospira shall conform to the appropriate NDA that Kythera files with the relevant Regulatory Authorities;

(d)                            Kythera’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Kythera is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws;

(e)                             it will not sell Product into any regulatory jurisdiction unless and until it receives the necessary Regulatory Authority approvals.

8.2                                 Hospira’s Warranties and Covenants.  Hospira represents and warrants to Kythera that:

(a)                             all Product Hospira delivers to Kythera pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of all Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce;

(b)                            all Product Hospira delivers to Kythera pursuant to this Agreement shall, at the time of delivery, be free from defects in material and workmanship and shall be manufactured: (i) in accordance and conformity with the Product Specifications; and (ii) in compliance with all Applicable Laws, including those relating to the environment, food or drugs

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and occupational health and safety, including, without limitation, those enforced or promulgated by the FDA and the HPFBI (including, without limitation, compliance with cGMP);

(c)                             Hospira’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Hospira is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws;

(d)                            The foregoing warranties shall not extend to any nonconformity or defect which relates to or is caused by API supplied by Kythera to Hospira;

(e)                             HOSPIRA MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY HOSPIRA.

8.3                                 Indemnification by Hospira.  Hospira shall indemnify and hold harmless Kythera, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by third parties to the extent such arise out of or are attributable to: (a) Hospira’s breach of any representation or warranty set forth in Section 8.2(a) or Section 8.2(b); (b) any violation of any proprietary right of any Third Party relating to Hospira’s manufacturing processes used in the manufacture of Product pursuant to this Agreement (excluding the API Specifications, Product Specifications, API, Drug or Product); or (c) any negligent or wrongful act or omission on the part of Hospira, its employees, agents or representatives and which relate to Hospira’s performance hereunder.

8.4                                 Indemnification by Kythera.  Kythera shall indemnify and hold harmless Hospira, its Affiliates, officers, directors and employees harmless from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by third parties to the extent such arise out of or are attributable to: (a) Kythera’s breach of any representation or warranty set forth in Section 8.1; (b) any violation of any proprietary right of any Third Party relating to the API Specifications, Product Specifications, API, Drug or Product, other than Hospira’s manufacturing processes used in the manufacture of Product pursuant to this Agreement; (c) the use of or lack of safety or efficacy of Drug or Product; and (d) any negligent or wrongful act or omission on the part of Kythera, its employees, agents or representatives and which relate to Kythera’s performance hereunder.

8.5                                 Conditions of Indemnification.  If either party seeks indemnification from the other hereunder, it shall promptly give notice to the other party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the investigation and defense of all such claims or suits. The indemnifying party shall have the option to assume the other party’s defense in any such claim or suit with counsel reasonably satisfactory to the other party. No settlement or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

compromise shall be binding on a party hereto without its prior written consent, such consent not to be unreasonably withheld.

8.6                   No Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY BREACH OF THIS AGREEMENT EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 9. INTELLECTUAL PROPERTY RIGHTS

9.1                   Hospira’s Proprietary Rights. Hospira has granted no license, express or implied, to Kythera to use Hospira proprietary technology, know-how or other proprietary rights: (a) existing as of the Effective Date; or (b) developed by or for Hospira on or after the Effective Date outside the scope of any Project undertaken by Hospira pursuant to this Agreement.

9.2                   Kythera’s Proprietary Rights. Kythera has granted no license, express or implied, to Hospira to use Kythera’s proprietary technology, know-how or other proprietary rights other than for the purposes of performing Hospira’s obligations under this Agreement. Kythera shall be the sole owner of any proprietary technology, know-how or other proprietary rights developed by Hospira pursuant to the Project (“Project Inventions”) and Kythera shall be entitled to apply for patent protection on such Project Inventions at Kythera’s expense and risk. However, Kythera shall grant to Hospira, and does hereby grant to Hospira, a non-exclusive, royalty-free, fully-paid, worldwide, perpetual license under such Project Inventions to make, have made, use, offer for sale, sell, and/or import drugs (other than the Drug) and products (other than the Product). Hospira shall have no right to use Project Inventions in the making, having made, using, offering for sale, selling, and/or importing of Drugs and/or Products other than for the purposes of this Agreement.

ARTICLE 10. TERM AND TERMINATION

10.1             Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided below, shall expire at the end of the fifth (5th) Commercial Year (“Initial Term”). Unless otherwise terminated in accordance with this Article 10, this Agreement shall be automatically extended for additional and successive terms of two (2) years (each, a “Renewal Term”) and may be terminated anytime after the Initial Term by either party providing the other with at least twenty-four (24) months prior written notice of termination. For purposes of clarity, the parties acknowledge and agree that at the end of the third (3rd) Commercial Year, either party may give notice to the other party of its intent to terminate this Agreement, such termination to take effect at the end of the fifth Commercial Year.

10.2             Termination of the Project. Either party wishing to terminate the Project shall request in writing a pre-termination consultation with the other party to review potential concerns and to make reasonable efforts to continue with this Agreement. Upon thirty (30) days following said consultation, either party may terminate the Project upon thirty (30) days prior

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

written notice to the other party if the terminating party determines in good faith that the development of the Product is not technically feasible using commercially reasonable efforts. If the Project is terminated, Hospira shall advise Kythera of Hospira’s actual development costs on the Project incurred prior to such termination. Kythera shall pay Hospira for all reasonable and documented development costs incurred to the date the termination notice is received; not to exceed the total fees set forth in Exhibit 2.1 (as finally agreed by the parties). This termination right shall lapse and become void upon successful completion of the Project.

10.3             Failure to Obtain Regulatory Approval. Either party may terminate this Agreement by giving to the other party twenty-four (24) months’ prior written notice if the Product has not received FDA or HPFBI regulatory approval by January 1, 2016.

10.4             General Termination Rights. Either party may terminate this Agreement as follows:

(a)                                       Immediately by providing written notice upon the bankruptcy or the insolvency of the other party; or

(b)                                      By giving to the other party sixty (60) days’ prior written notice upon the breach of any warranty or any other material provision of this Agreement by the other party if the breach is not cured within sixty (60) days after written notice thereof to the party in default.

(c)                                       Upon notice to the other party should the other party continue to be unable to perform its obligations under this Agreement for a period in excess of one hundred eighty (180) days by reason of force majeure, in accordance with Section 12.1(a).

10.5             Accrued Payment Obligations. Upon termination pursuant to this Article 10, Kythera shall reimburse Hospira for Hospira’s cost of all Components purchased and on hand or on order, if such Components were ordered by Hospira based on firm purchase orders or Kythera’s estimates of its requirements of Product, and such supplies cannot be reasonably used by Hospira for other purposes. Hospira shall invoice Kythera for all amounts due hereunder. Payment shall be made pursuant to Section 5.10.

10.6             Return of Inventory and Dedicated Equipment. In the event of any termination, Hospira shall return any dedicated equipment, remaining inventory of API and Product to Kythera at Kythera’s expense, unless such termination shall have been as a result of a breach of this Agreement by Hospira, in which case such inventory shall be returned at Hospira’s expense.

10.7             Return of Confidential Information. Upon termination of this Agreement for any reason, each party shall immediately return to the other party all of its Confidential Information, in any form or medium disclosed by the other party (or upon the other party’s instructions in writing, destroy the same and certify its destruction), provided, however, that each party shall be allowed to retain one (1) copy of the other’s Confidential Information to ensure continuing compliance with Article 11.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.8                                Survival. Expiration or early termination of this Agreement shall not relieve either party of any obligations that it may have incurred prior to expiration or early termination and all covenants and agreements contained in this Agreement, which by their terms or context are intended to survive, will continue in full force and effect for a period of three (3) years unless a different time period is indicated in this Agreement.

ARTICLE 11. CONFIDENTIAL INFORMATION

11.1                                Nondisclosure. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Hospira agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Kythera, and shall not use Confidential Information disclosed to it by Kythera, for any purpose other than to fulfill Hospira’s obligations hereunder. Kythera agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Hospira, and shall not use Confidential Information disclosed to it by Hospira, for any purpose other than to fulfill Kythera’s obligations hereunder.

11.2                                Exceptions to Duty of Nondisclosure. Notwithstanding the above, nothing contained in this Agreement shall preclude Kythera from utilizing Confidential Information as may be necessary in prosecuting the patent rights of Kythera pursuant to Article 9, obtaining governmental regulatory approvals, manufacturing Product pursuant to the terms and conditions of this Agreement, or complying with Applicable Laws or court orders (provided, however, that the party disclosing such information uses reasonable efforts to seek confidential treatment of such information, except as required to file and prosecute such patent applications). The obligations of the parties relating to Confidential Information shall expire seven (7) years after the termination of this Agreement.

11.3                                Public Announcements. Neither party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other party or any of its Affiliates, or otherwise use the name of the other party or any of its Affiliates in any public statement or document, except as may be required by law or judicial order, without the written consent of the other party, which consent shall not be unreasonably withheld. Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a party that names the other party shall first be provided in draft to the other party.

11.4                           Injunctive Relief. The parties acknowledge that either party’s breach of this Article 11 may cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching party may be entitled to injunctive relief in addition to any other remedies it may have at law or in equity

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12. MISCELLANEOUS

12.1         Force Majeure and Failure of Suppliers.

(a)                                       Excusable Delay. Neither party shall be considered to be in breach of this Agreement if a delay in the performance of any of its duties or obligations hereunder (except the payment of money) has been caused by or is the result of an act of God, acts of a public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected (each an event of ‘‘force majeure”). The performance of the affected party shall be extended for a period equal to the period of such delay; provided, however, that affected party shall give prompt notice to the other party of such cause, and shall take promptly whatever reasonable steps are necessary to relieve the effect of such cause and resume compliance with this Agreement as soon as possible. Should the event of force majeure continue for a period longer than one hundred eighty (180) days, the party not so affected may terminate this Agreement in accordance with Section 10.4(c).

(b)                                      Transfer of Production. If Hospira becomes subject to an event of force majeure which interferes with production of Product at Hospira’s McPherson facility, or if the parties reasonably agree that other unforeseen circumstances (for example, unexpectedly high market demand for the Product) would prevent Hospira from satisfying all of Kythera’s requirements for the Product from the McPherson facility, the parties shall mutually agree on implementation of an agreed-upon action plan that might include the transfer of all or part of the production of the Product to another Hospira plant. In such instances and as provided in accordance with Section 6.9, the parties shall meet to discuss and define such an action plan.

12.2         Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by facsimile and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective parties:

If to Kythera:		With a copy to:

Kythera Biopharmaceuticals, Inc.		Kythera Biopharmaceuticals, Inc.
27200 West Agoura Road, Suite. 200		Vice President, Operations
Calabasas, California 91301		27200 West Agoura Road
Attention:	Director of Manufacturing	Calabasas, California 91301
Facsimile:	818 587 4591	Attention:	Vice President, Operations
		Facsimile	818 587 4591

If to Hospira:		With copy to:

Hospira, Inc.		Hospira, Inc.
275 North Field Drive		Building Hl; Department NLEG
Lake Forest, Illinois 60045		275 N. Field Drive
Attention:	Corporate Vice President,	Lake Forest, IL 60045
	Global Contract Manufacturing Services	Attention:	General Counsel
Facsimile:	224 212 3210	Facsimile:	224 212 2086

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notices shall be effective upon receipt if personally delivered or delivered by facsimile and confirmed by first class mail, on the third business day following the date of registered or certified mailing or on the first business day following the date of or delivery to the overnight courier. A party may change its address listed above by written notice to the other party.

12.3                                Choice of Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Delaware, excluding its choice of law provisions. The United Nations Convention on the International Sale of Goods is hereby expressly excluded.

12.4                           Dispute Resolution.

(a)                             The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Any person may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) calendar days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include: (i) a statement of that party’s position and a summary of arguments supporting that position; and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) calendar days after delivery of the initial notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this Section 12.4(a) are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)                            Should the parties be unable to resolve any dispute within fifteen (15) calendar days of meeting pursuant to Section 12.4(a), the parties agree that except as provided in Section 11.4, the dispute shall be resolved by alternative dispute resolution (“ADR”) in accordance with the procedures set forth in Exhibit 12.4; provided, however, that either party shall have the right to opt out of ADR by providing written notice to the other party of its decision to do so, provided that such opt out notice is delivered prior to the expiry of the fifteen (15) -day period referred to in this Section 12.4(b). For the avoidance of doubt, the parties agree that ADR shall be compulsory if neither party delivers an opt-out notice in accordance with this Section 12.4(b).

(c)                             Either party exercising its opt-out rights hereunder shall have the right to pursue an action in a court of competent jurisdiction to obtain injunctive or other equitable remedy, in order to preserve the status quo during the resolution of any dispute, or to seek any other remedy available at law or equity with regard to disputes arising under this Agreement.

12.5                           Assignment. Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; provided, however, that: (a) either party may assign this Agreement to one of its wholly-owned subsidiaries or its parent corporation without

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such consent; and (b) either party, without such consent, may assign this Agreement in connection with the transfer, sale or divestiture of substantially all of its business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.

12.6                           Entire Agreement. This Agreement, together with the Exhibits referenced and incorporated herein, constitute the entire agreement between the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto. If there is any conflict, discrepancy, or inconsistency between the terms of the Technical & Quality Agreement and any Statement of Work, the Agreement or other form used by the parties with regards to quality assurance, the Technical & Quality Agreement will control; in all other cases, the Agreement will control.

12.7                           Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

12.8                           Waiver-Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties. Failure by either party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

12.9                           Insurance. Each party will procure and maintain, at its own expense, for the duration of the Agreement, and for five (5) years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated A- VII or better with A. M. Best or like rating agencies:

(a)                                                     Workers’ Compensation in accordance with applicable statutory requirements and shall provide a waiver of subrogation in favor of the other party;

(b)                                                    Employer’s Liability with a limit of liability in an amount of not less than $US 1,000,000;

(c)                                                     Commercial General Liability including premises operations, products & completed operations, contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)                            Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $1,000,000 each occurrence;

(e)                             Excess Liability including product liability with a combined single limit in an amount of not less than $10,000,000 per occurrence and in the aggregate; the parties will increase their Product Liability limits to mutually agreed upon levels upon commercialization of the Product after regulatory approval is received from any relevant Regulatory Authority;

(f)                               Professional Liability with a limit of liability in an amount of not less than $5,000,000 per claim and in the aggregate and shall remain in effect for two (2) years after the expiration of said Agreement;

(g)                            Commercial Crime or Fidelity Bond in an amount of not less than $5,000,000 per occurrence and in the aggregate including an endorsement for third party liability without the requirement of a conviction; and

(h)                            All Risk Property Insurance covering all API, Drug and Product, during processing while at Hospira’s manufacturing facility at McPherson, Kansas, USA, at full replacement cost.

Each party shall include the other party and its Affiliates, directors, officers, employees and agents as additional insureds with respect to Commercial General Liability, Commercial Automobile Liability and Excess Liability but only as their interest may appear by written contract. Prior to commencement of services, and annually thereafter, each party shall furnish to the other party certificates of insurance evidencing the insurance coverages stated above and shall require at least thirty (30) days written notice to the other party prior to any cancellation or non-renewal of said coverage. In the case of cancellation of non-renewal of said coverage, each party shall promptly provide to the other party a new certificate of insurance evidencing that the coverage meets the requirements in this Section. Each party agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by the other party. Each party may, at its option, satisfy, in whole or in part, its obligation under this Section through its self-insurance program.

12.10                          Exhibits. All Exhibits referred to herein are hereby incorporated by reference.

12.11                          Debarment Warranty. Hospira and Kythera represent and warrant that neither party uses nor will use in the future use in any capacity the services of any person debarred under Section (a) or (b) of 21 U.S.C. Section 335a.

12.12                          Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which taken together will constitute one and the same contract. Delivery of an executed counterpart of this Agreement by facsimile or electronic communication will have the same force and effect as the delivery of an original executed counterpart of this Agreement. Either party delivering an executed counterpart of this Agreement by facsimile electronic communication will also deliver an original executed

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

counterpart, but the failure to do so will not affect the validity, enforceability or binding effect of the Agreement.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

HOSPIRA WORLDWIDE, INC.		KYTHERA BIOPHARMACEUTICALS, INC

By:	/s/ Anthony N. Cacich	By:	/s/ Keith Leonard
	(Signature)		(Signature)

Name:	Anthony N. Cacich	Name:	Keith Leonard

Title:	Corporate Vice President
	Global Contract Manufacturing Services	Title:	President and Chief Executive Officer

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.2

Active Pharmaceutical Ingredient Specifications

Kythera shall use all reasonable efforts to prepare and submit to Hospira the API Specifications no later than [*] days after the Effective Date. Upon submission, the API Specifications shall be attached to this Exhibit 1.2 and shall be made an integral part of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.17

Product Specifications

Kythera and Hospira will consult and use all reasonable efforts to prepare and complete the Product Specifications no later than [*] days after the Effective Date. Upon completion, the Product Specifications shall be attached to this Exhibit 1.17 and shall be made an integral part of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2.1

Technology Transfer Activities

MILESTONE I:                                                                                                        PROJECT INITIATION

Start Date:	[*]

Activities:	[*]

Fees:	[*]
Payment:	[*]

MILESTONE II                                                                                                       PRODUCT DEVELOPMENT

Start Date:	[*]

Activities:	[*]

Fees:	[*]
Payment:	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MILESTONE III                                                                                                  ENGINEERING AND REGISTRATION BATCH PRODUCTION

Start Date:	[*]

Activities:	[*]

Fees:	[*]
Payment:	[*]

MILESTONE IV                                                                                                   PROCESS VALIDATION AND REVIEW

Start Date:	[*]

Activities:	[*]

Fees:	[*]
Payment:	[*]

*                                         Based on the total fees for all required Development Supplies (engineering, clinical and registration batches); see Exhibit 3.5 for per batch costs of the classes of Development Supplies.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MILESTONE V                                                                                                        REGULATORY FILING PREPARATION AND SUBMISSION

Start Date:	[*]

Activities:	[*]

Fees:	[*]
Payment:	[*]

MILESTONE VI                                                                                                   COMMERCIALIZATION

Start Date:	[*]

Activities:	[*]

Fees:	[*]
Payment:	[*]

Total Fees:	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 3.1

Payment Schedule

Payment of the Development Fee shall be in accordance with the following schedule:

[*]

*                                         See Exhibit 3.5 for per batch costs of the classes of Development Supplies.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 3.2

Stability Studies

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 3.5

Development Supply Pricing

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 5.5

Dedicated Equipment

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 5.10

Product Prices

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 7.2

Product Test Methods

In consultation with Kythera, no later than [*] days after the Effective Date, Hospira will use all reasonable efforts to prepare and complete documentation describing the procedures, methods and protocols by which the Product will be tested and released, as specified in Section 7.2 of the Agreement. Upon completion, such documentation shall be attached to this Exhibit 7.2 and shall be made an integral part of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 7.3

Technical & Quality Agreement

Kythera and Hospira agree to consult and use all reasonable efforts to prepare and complete the Technical & Quality Agreement no later than [*] days after the Effective Date. Upon completion, the Technical & Quality Agreement shall be attached to this Exhibit 7.3 and shall be made an integral part of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 12.4

Alternative Dispute Resolution

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the Term of this Agreement which relate to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designee(s), provided any such designee has the authority to act on behalf of such party to effectuate any such resolution) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.                                  To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.                                  Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral having requisite legal expertise and credentials (including without limitation with respect to the substantive law of the State of Delaware) to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a)                                  The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or Affiliates.

(b)                                 Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)                                  Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)                                 If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two (2) candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)-2(d) shall be repeated.

3.                                       No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. Except as otherwise agreed by the parties or as set forth herein, the ADR proceeding shall be governed in accordance with the CPR Rules for Non-Administered Arbitration of International Disputes (the “CPR Rules”). The ADR proceeding shall take place in Los Angeles, California, unless another location is agreed upon by the parties.

4.                                       In advance of the ADR proceeding, each party shall submit a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

5.                                       Except as expressly set forth herein, no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents. The parties agree that disclosure of documents shall be implemented by the neutral consistent with Mode B in Schedule 1 to the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration which provides for the disclosure of documents that each side will present in support of its case. Although general discovery shall not be permitted under any circumstances, the neutral may require the disclosure of specific additional documents or information beyond those required by Mode B only if (a) identified with reasonable particularity, (b) essential to a matter of import in the proceeding, and (c) the party has demonstrated a substantial need for such documents or information.

6.                                       The hearing shall be conducted expeditiously over two (2) consecutive days. Each party shall be entitled to five (5) hours of hearing time which may be allocated for opening statements, the presentation of testimony or other evidence, the cross-examination of witnesses, or closing argument. The neutral may extend the time allotted for the hearing only for good cause or upon agreement of the parties. The parties agree that the presentation of witnesses and testimony shall be implemented by the neutral consistent with Mode B in Schedule 3 to the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration, which provides for testimony to be presented orally at the hearing, and does not permit testimony to be submitted through written witness statements, depositions, or affidavits. The neutral shall not be permitted to appoint experts or require the production of evidence that is not offered by the parties.

7.                                       The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. Neither party shall have the right to request reconsideration of the neutral’s ruling.

8.                                       The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)                             If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)                            If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.                                       The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable (except for an alleged act of corruption or fraud on the part of the arbitrator), and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.                                 Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

12.                                 The neutral may not award punitive damages. The parties hereby waive the right to punitive damages.

13.                                 The neutral shall have the authority to grant injunctive relief and other specific performance.

14.                                 The neutral shall, in rendering its decision, apply the substantive law of the State of Delaware, without regard to its conflict of laws provisions.

15.                                 The hearings shall be conducted in the English language.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.